From: Wiley via Businesswire, Wiley.com (other outlets as per Bill Pence)
To: External Media and Investor Community
Date: May 1, 2016

Wiley announces appointment of William Pence to its Board of Directors

Hoboken, N.J. – May 1, 2016 – John Wiley & Sons, Inc., (NYSE: JWa, JWb) today announced the appointment of William Pence, Global Chief Technology Officer at AOL, to its Board of Directors, effective May 1, 2016.

With more than 25 years of experience, Bill Pence is an accomplished leader in the digital technology industry. Currently Global Chief Technology Officer at AOL, Bill leads all aspects of AOL’s global technology strategy, platform development and external technology partnerships, as well as plays a key leadership role in the overall strategy and direction of AOL.

“Bill Pence will be a great addition to Wiley’s Board of Directors. His leadership in the digital technology industry will prove invaluable to Wiley,” said Mark Allin, Wiley President & CEO.

“Innovative technology is an imperative in our business and having a digital tech leader such as Bill Pence will be extremely important to us at Wiley,” said Matthew Kissner, Chairman, Wiley Board of Directors.

Before joining AOL, Bill served as Executive Vice President and Chief Technology Officer of WebMD from 2007 to 2014 as well as Chief Operating Officer of WebMD from 2012 to 2014. Bill was instrumental in directing mobile product efforts across WebMD’s properties, as well as supporting the company’s global expansion. He also drove technology and corporate operations improvement through automation, cloud technology and data management systems

Prior to WebMD, Bill served as Chief Technology Officer and Senior Vice President at Napster from 2003 to 2007. From 2001 to 2003, he served as Senior Vice President and Chief Technology Officer of Pressplay, a Universal Music Group/Sony Music Entertainment joint venture, and from 2000 to 2001 he served as Senior Vice President and Chief Technology Officer of Universal Music Group. Previously, Bill spent more than a decade at IBM.

Bill received a Bachelor of Science in Physics from the University of Virginia, and a PhD. in Electrical Engineering from Cornell University.

About Wiley
Wiley is a global provider of knowledge and knowledge-enabled services that improve outcomes in areas of research, professional practice, and education.  Through the Research segment, the Company provides digital and print scientific, technical, medical, and scholarly journals, reference works, books, database services, and advertising. The Professional Development segment provides digital and print books, online assessment and training services, and test prep and certification. In Education, Wiley provides education solutions including online program management services for higher education institutions and course management tools for instructors and students, as well as print and digital content.